Exhibit 21.1

RedHawk Holdings Corp

List of Significant Subsidiaries

Name	Jurisdiction of Incorporation	Percent Owned

RedHawk Land and Hospitality, LLC	Louisiana	100%
RedHawk Medical Products & Services, LLC	Louisiana	100%
RedHawk Medical Products UK LTD	United Kingdom	100%
RedHawk Pharma, LLC	Louisiana	100%
EcoGen Europe LTD	United Kingdom	100%
RedHawk Pharma UK LTD	United Kingdom	100%
RedHawk Financial Services, LLC	Louisiana	100%
RedHawk Energy Corp., LLC	Louisiana	100%
Centri Security Systems, LLC	Louisiana	100%